BNP Residential Properties, Inc.                              Exhibit 99.1
301 South College Street, Suite 3850
Charlotte, North Carolina  28202


PRESS RELEASE
FOR IMMEDIATE RELEASE

                    BABCOCK & BROWN COMPLETES ACQUISITION OF
                        BNP RESIDENTIAL PROPERTIES, INC.

Charlotte, North Carolina., February 28, 2007. BNP Residential Properties, Inc. (AMEX: BNP) announced that the international investment and advisory firm Babcock & Brown (ASX: BNB) has today completed the acquisition of all the common stock of BNP Residential pursuant to the agreement that was announced to the market on August 31, 2006.

Babcock & Brown acquired all of the common stock of BNP for $24.00 per share representing a total purchase price including transaction expenses of approximately $833 million. Babcock & Brown financed the acquisition through an optimized debt and equity structure including $685 million of refinanced and assumed BNP long term fixed rate debt. The total purchase consideration was higher than originally announced due to the completion by BNP of three acquisitions in the period following the announcement of the proposal. Credit Suisse provided financing for and advised Babcock & Brown.

Banc of America Securities LLC acted as financial advisor to BNP Residential Properties, Inc.

In addition to the per share price, common shareholders will receive a "stub period" dividend distribution of $0.1704 per share. Payment date for this dividend distribution is March 15, 2007.

Following this acquisition Babcock & Brown's US multifamily portfolio will operate as a newly formed entity Babcock & Brown Residential LLC which will be based in Charlotte, North Carolina. The portfolio consists of over 28,000 units in ten states with concentrations in the Southeast and Texas. Going forward Babcock & Brown Residential will seek to expand and strengthen its presence in the high growth Sunbelt states, while maintaining its focus on middle market apartments.

Phil Green, Chief Executive Officer of Babcock & Brown said, "BNP's high quality apartment portfolio adds critical mass to Babcock & Brown's wider US multifamily strategy. We are very pleased to have BNP's highly experienced senior management team on board who will assist in developing and growing our real estate platform in North America going forward."

About Babcock & Brown Residential LLC:

Babcock & Brown Residential LLC is a Charlotte, North Carolina, based owner and operator of multifamily properties with a focus on middle market apartments in the Sunbelt of the United States. At present, its portfolio consists of 105 apartment communities with over 28,500 units in ten states throughout the southern United States.

Babcock & Brown Residential is a subsidiary of Babcock & Brown an Australian investment and advisory firm.

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Website: www.babcockbrownresidential.com

Contacts: Andrea Burris
          Director of Corporate Communications
          Babcock & Brown Residential
          (704) 944-0100

          or

          Philip S. Payne
          Chief Executive Officer
          Babcock & Brown Residential
          (704) 944-0100



About Babcock & Brown

Babcock & Brown is a global investment and advisory firm with longstanding capabilities in structured finance and the creation, syndication and management of asset and cash flow-based investments. Babcock & Brown was founded in 1977 and is listed on the Australian Stock Exchange.

Babcock & Brown operates from 26 offices across Australia, North America, Europe, Asia, United Arab Emirates and Africa and has in excess of 1000 employees worldwide. Babcock & Brown has five operating divisions including real estate, infrastructure and project finance, operating leasing, structured finance and corporate finance. The company has established a funds management platform across the operating divisions that has resulted in the creation of a number of focused investment vehicles in areas including real estate, renewable energy and infrastructure.

Website:  www.babcockbrown.com

Contact: Kelly Hibbins
         Babcock & Brown
         kelly.hibbins@babcockbrown.com
         +61 2 9229 1866


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